As filed with the Securities and Exchange Commission June 8, 2011
Registration No. 333-174053

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
Form F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DIANA CONTAINERSHIPS INC.
(Exact name of Registrant as specified in its charter)

Republic of The Marshall Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

DIANA CONTAINERSHIPS INC. Pendelis 16 175 64 Palaio Faliro Athens, Greece 011 30 210 947 0000 (Address and telephone number of Registrant’s principal executive offices)		Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1223 (Name, address and telephone number of agent for service)
Copies to:

Gary J. Wolfe, Esq. Edward S. Horton, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1223 (telephone number) (212) 480-8421 (facsimile number)	Gary L. Sellers, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000 (telephone number) (212) 455-2502 (facsimile number)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Proposed Maximum
Title of Each Class of	Aggregate	Amount of
Securities to be Registered	Offering Price(1)(2)	Registration Fee
Common Shares, $0.01 par value per share	$175,329,000	$20,355.70(3)
Preferred Stock Purchase Rights(4)	—	—

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of our common shares as reported by the Nasdaq Global Market on May 27, 2011.

(2)	Includes common shares that may be sold pursuant to the underwriters’ over-allotment option.

(3)	Previously paid.

(4)	Preferred stock purchase rights are not currently separable from the common stock and are not currently exercisable. The value attributable to the preferred stock purchase rights, if any, will be reflected in the market price of the common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form F-1 of Diana Containerships Inc. (“Amendment No. 3”) does not relate to our preliminary prospectus which is not amended hereby. As such, this Amendment No. 3 does not include a copy of our preliminary prospectus. This Amendment No. 3 is being filed solely for the purpose of filing Exhibit 4.6 to the Registration Statement.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.  Indemnification of Directors and Officers

Article VIII of the Amended and Restated Bylaws of the of the Registrant provides as follows:

1. Any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another, partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Corporation upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Corporation shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification under this section.

2. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of these Bylaws.

II. Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

1. Actions Not by or in Right of the Corporation.  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

2. Actions by or in Right of the Corporation.  A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3. When Director or Officer Successful.  To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

4. Payment of Expenses in Advance.  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

5. Indemnification Pursuant To Other Rights.  The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

6. Continuation Of Indemnification.  The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7. Insurance.  A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7.  Recent Sales of Unregistered Securities.

On January 7, 2010 the Company issued 500 common shares at par value to Diana Shipping Inc. in connection with our initial capitalization. On April 6, 2010, the Company sold 5,602,330 common shares in a private offering at a price of $15.00 per share. FBR Capital Markets & Co. acted as initial purchaser/placement agent for this private offering. The net proceeds of this private offering were $82,011,889. On April 29, 2010, the Company issued 290,000 common shares in a private offering at a price of $15.00 per share pursuant to the exercise of FBR Capital Markets & Co.’s option to purchase additional shares for net proceeds of $4,089,000. On May 4, 2010, the Company issued common shares under the Company’s 2010 Equity Incentive Plan as follows: (a) 76,190 common shares at par value to Taracan Investments S.A., a company controlled by the Company’s Chairman and Chief Executive Officer; (b) 66,165 common shares to Weever S.A., a company controlled by the Company’s President and Director; (c) 36,090 common shares to Love Boat S.A., a company controlled by the Company’s Chief Financial Officer and Treasurer; and (d) 34,886 common shares to D&G S.A., a company controlled by the Company’s Chief Operating Officer, Director and Secretary. Each of the above transactions was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

	Date	Consideration	Total	Registration
Securities Sold	Sold	Per Share	Consideration	Exemption		Purchasers

500 Common Shares	January 7, 2010	$1.00 per share	$500	Section 4	(2)	Diana Shipping Inc.
5,602,330 Common Shares	April 6, 2010	$15.00 per share	$82,011,889	Section 4	(2)	Rule 144A, Regulation S and Regulation D Purchasers
290,000 Common Shares	April 29, 2010	$15.00 per share	$4,089,000	Section 4	(2)	Regulation S purchasers
76,190 Common Shares	May 4, 2010	N/A	N/A	Section 4	(2)	Taracan Investments S.A.
66,165 Common Shares	May 4, 2010	N/A	N/A	Section 4	(2)	Weever S.A.
36,090 Common Shares	May 4, 2010	N/A	N/A	Section 4	(2)	Love Boat S.A.
34,886 Common Shares	May 4, 2010	N/A	N/A	Section 4	(2)	D&G S.A.

Item 8.  Exhibits and Financial Statement Schedules

Number	Description of Exhibit

1	Form of Underwriting Agreement*
3.1	Amended and Restated Articles of Incorporation of the Company, incorporated by reference to Exhibit 3.1 of the Company’s Form F-4 filed with the Securities and Exchange Commission on October 15, 2010.
3.2	Amended and Restated Bylaws of the Company, incorporated by reference to Exhibit 3.2 of the Company’s Form F-4 filed with the Securities and Exchange Commission on October 15, 2010.
4.1	Form of Share Certificate, incorporated by reference to Exhibit 4.1 of the Company’s Form F-4 filed with the Securities and Exchange Commission on October 15, 2010.
4.2	Registration Rights Agreement dated April 6, 2010 by and among the Company, FBR Capital Markets & Co. and Diana Shipping Inc., incorporated by reference to Exhibit 4.2 of the Company’s Form F-4 filed with the Securities and Exchange Commission on October 15, 2010.
4.3	Stockholders Rights Agreement, dated August 2, 2010 by and between the Company and Mellon Investor Services LLC, incorporated by reference to Exhibit 4.3 of the Company’s Form F-4 filed with the Securities and Exchange Commission on October 15, 2010.
4.4	Statement of Designations of Rights, Preferences and Privileges of Series A Participating Preferred Stock of Diana Containerships Inc., dated August 2, 2010, incorporated by reference to Exhibit 4.4 of the Company’s Form F-4 filed with the Securities and Exchange Commission on October 15, 2010.
4.5	Form of Share Purchase Agreement between the Company and Diana Shipping Inc.*
4.6	Form of Registration Rights Agreement between the Company and Diana Shipping Inc.
5.1	Legal Opinion of Seward & Kissel LLP*
8.1	Tax Opinion of Seward & Kissel LLP*
10.1	2010 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 of the Company’s Form F-4 filed with the Securities and Exchange Commission on October 15, 2010.
10.2	Administrative Services Agreement, incorporated by reference to Exhibit 10.2 of the Company’s Form F-4 filed with the Securities and Exchange Commission on October 15, 2010.
10.3	Broker Services Agreement, incorporated by reference to Exhibit 10.3 of the Company’s Form F-4 filed with the Securities and Exchange Commission on October 15, 2010.
10.4	Form of Vessel Management Agreement, incorporated by reference to Exhibit 10.4 of the Company’s Form F-4 filed with the Securities and Exchange Commission on October 15, 2010.
10.5	Non-Competition Agreement with Diana Shipping Inc., incorporated by reference to Exhibit 10.5 of the Company’s Form F-4 filed with the Securities and Exchange Commission on October 15, 2010.
10.6	Loan Agreement, dated July 7, 2010, by and between Likiep Shipping Company Inc. and Orangina Inc., as Borrowers, and DnB NOR Bank ASA, incorporated by reference to Exhibit 10.6 of the Company’s Form F-4 filed with the Securities and Exchange Commission on October 15, 2010.
10.7	Loan Agreement, dated May 4, 2011, by and between DnB NOR Bank ASA , and Likiep Shipping Company Inc., Orangina Inc., Mili Shipping Company Inc., Ebon Shipping Company Inc., and Ralik Shipping Company Inc.*
10.8	Memorandum of Agreement for m/v Maersk Madrid*
10.9	Addendum No. 1 to the Memorandum of Agreement for m/v Maersk Madrid*
10.10	Memorandum of Agreement for m/v Maersk Malacca*
10.11	Memorandum of Agreement for m/v Maersk Merlion*
21.1	List of Subsidiaries*
23.1	Consent of Independent Registered Public Accounting Firm (Ernst & Young (Hellas) Certified Auditors — Accountants S.A.)*
23.2	Consent of Drewry Shipping Consultants Ltd.*
23.3	Consent of Seward & Kissel LLP (included in Exhibit 5.1)*
24	Power of Attorney*

*	Previously filed.

Item 9.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, the City of Athens, Republic of Greece, on the 8th day of June, 2011.

DIANA CONTAINERSHIPS INC.

By:	/s/ Symeon Palios*
Name:     Symeon Palios

Title:	Chairman and Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton or either of them, with full power to act alone, his or her true lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary to be done, as fully for all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on June 8, 2011.

Name	Position

/s/ Symeon Palios* Symeon Palios	Chief Executive Officer, Chairman and Director (principal executive officer)

/s/ Andreas Michalopoulos* Andreas Michalopoulos	Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)

/s/ Anastasios Margaronis* Anastasios Margaronis	Director and President

/s/ Ioannis Zafirakis* Ioannis Zafirakis	Director, Chief Operating Officer and Secretary

/s/ Giannakis Evangelou* Giannakis Evangelou	Director

Name	Position

/s/ Antonios Karavias* Antonios Karavias	Director

/s/ Nikolaos Petmezas* Nikolaos Petmezas	Director

/s/ Reidar Brekke* Reidar Brekke	Director

*By Gary J. Wolfe, attorney-in-fact.

Authorized Representative

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement on June 8, 2011.

BULK CARRIERS (USA) LLC

BY: Diana Shipping Inc., its Sole Member

By:	/s/ Ioannis Zafirakis*
Ioannis Zafirakis
Director, Executive Vice President and Secretary Authorized Representative in the United States

*By Gary J. Wolfe, attorney-in-fact.

INDEX TO EXHIBITS

Number	Description of Exhibit

1	Form of Underwriting Agreement*
3.1	Amended and Restated Articles of Incorporation of the Company, incorporated by reference to Exhibit 3.1 of the Company’s Form F-4 filed with the Securities and Exchange Commission on October 15, 2010.
3.2	Amended and Restated Bylaws of the Company, incorporated by reference to Exhibit 3.2 of the Company’s Form F-4 filed with the Securities and Exchange Commission on October 15, 2010.
4.1	Form of Share Certificate, incorporated by reference to Exhibit 4.1 of the Company’s Form F-4 filed with the Securities and Exchange Commission on October 15, 2010.
4.2	Registration Rights Agreement dated April 6, 2010 by and among the Company, FBR Capital Markets & Co. and Diana Shipping Inc., incorporated by reference to Exhibit 4.2 of the Company’s Form F-4 filed with the Securities and Exchange Commission on October 15, 2010.
4.3	Stockholders Rights Agreement, dated August 2, 2010 by and between the Company and Mellon Investor Services LLC, incorporated by reference to Exhibit 4.3 of the Company’s Form F-4 filed with the Securities and Exchange Commission on October 15, 2010.
4.4	Statement of Designations of Rights, Preferences and Privileges of Series A Participating Preferred Stock of Diana Containerships Inc., dated August 2, 2010, incorporated by reference to Exhibit 4.4 of the Company’s Form F-4 filed with the Securities and Exchange Commission on October 15, 2010.
4.5	Form of Share Purchase Agreement between the Company and Diana Shipping Inc.*
4.6	Form of Registration Rights Agreement between the Company and Diana Shipping Inc.
5.1	Legal Opinion of Seward & Kissel LLP*
8.1	Tax Opinion of Seward & Kissel LLP*
10.1	2010 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 of the Company’s Form F-4 filed with the Securities and Exchange Commission on October 15, 2010.
10.2	Administrative Services Agreement, incorporated by reference to Exhibit 10.2 of the Company’s Form F-4 filed with the Securities and Exchange Commission on October 15, 2010.
10.3	Broker Services Agreement, incorporated by reference to Exhibit 10.3 of the Company’s Form F-4 filed with the Securities and Exchange Commission on October 15, 2010.
10.4	Form of Vessel Management Agreement, incorporated by reference to Exhibit 10.4 of the Company’s Form F-4 filed with the Securities and Exchange Commission on October 15, 2010.
10.5	Non-Competition Agreement with Diana Shipping Inc., incorporated by reference to Exhibit 10.5 of the Company’s Form F-4 filed with the Securities and Exchange Commission on October 15, 2010.
10.6	Loan Agreement, dated July 7, 2010, by and between Likiep Shipping Company Inc. and Orangina Inc., as Borrowers, and DnB NOR Bank ASA, incorporated by reference to Exhibit 10.6 of the Company’s Form F-4 filed with the Securities and Exchange Commission on October 15, 2010.
10.7	Loan Agreement, dated May 4, 2011, by and between DnB NOR Bank ASA , and Likiep Shipping Company Inc., Orangina Inc., Mili Shipping Company Inc., Ebon Shipping Company Inc., and Ralik Shipping Company Inc.*
10.8	Memorandum of Agreement for m/v Maersk Madrid*
10.9	Addendum No. 1 to the Memorandum of Agreement for m/v Maersk Madrid*
10.10	Memorandum of Agreement for m/v Maersk Malacca*
10.11	Memorandum of Agreement for m/v Maersk Merlion*
21.1	List of Subsidiaries*
23.1	Consent of Independent Registered Public Accounting Firm (Ernst & Young (Hellas) Certified Auditors — Accountants S.A.)*
23.2	Consent of Drewry Shipping Consultants Ltd.*
23.3	Consent of Seward & Kissel LLP (included in Exhibit 5.1)*
24	Power of Attorney*

*	Previously filed.